For additional information, contact:
Mark Fusler Director of Financial Reporting and Investor Relations investor_relations@cavco.com
News Release	Phone: 602-256-6263 On the Internet: www.cavco.com
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS STRONG FISCAL 2021 FOURTH QUARTER AND YEAR END RESULTS

PHOENIX, May 26, 2021 (GLOBE NEWSWIRE) -- Cavco Industries, Inc. (Nasdaq: CVCO) today announced financial results for the fourth quarter and fiscal year ended April 3, 2021. Fiscal year 2021 was a 53 week year, with the extra week falling in the fourth quarter.
Key Takeaways
•Fourth Quarter 2021
•Recorded highest quarterly Net revenue in the Company’s history at $306.5 million
•Gross profit as a percentage of Net revenue increased to 23.1%
•Earnings per diluted share was $2.71 compared to $1.29 for the same quarter last year
•Factory capacity utilization was approximately 75% during the quarter, consistent with the third quarter
•Home sales order rates improved 50% over last year's quarter
•Backlogs increased $131 million during the quarter
•Fiscal Year 2021
•Grew Net revenue 4.3% and Income before income taxes 4.2%, the eleventh straight year of revenue and earnings growth
•Gross profit as a percentage of Net revenue was 21.6%, consistent with prior year
•Earnings per diluted share was $8.25, compared to $8.10 last year
•Home sales order rates up over 40% for the year
•Announced new park model facility in Arizona with an estimated completion date of December 2021

Three months ended April 3, 2021 compared to the three months ended March 28, 2020
•Net revenue increased 20.1% to $306.5 million for the fourth quarter of fiscal year 2021, which included an extra week in the fiscal period, compared to $255.3 million in the same quarter last year.
◦In the factory-built housing segment, Net revenue increased 19.6%, or $47.2 million, to $288.0 million compared to $240.8 million in the prior year period. The increase was the result of a 13.8% increase in average home sales prices, as well as 5.2% higher home sales volume.
◦Financial services segment Net revenue increased 26.7%, or $3.9 million, to $18.5 million compared to $14.6 million in the prior year period. The increase was primarily due to gains on marketable equity investments during the 2021 fourth fiscal quarter compared to losses in the same period last year. In addition, there were higher home loan sales and insurance policies in force in the current period compared to the prior year period.

•Income from operations increased 85.5% to $26.9 million compared to $14.5 million in the same quarter last year.
◦In the factory-built housing segment, Income from operations was $21.0 million, a 62.8% increase from $12.9 million in the prior year period. Gross profit increased as a result of higher sales volumes, higher home sales prices and a shift toward more multi-section homes during the period. This is partially offset by additional Selling, general and administrative costs from higher salary and incentive compensation expense on improved earnings, charges related to paid time off policy enhancements, severance expense related to the Company's former Chief Financial Officer ("CFO") and additional expenses related to the Securities and Exchange Commission ("SEC") inquiry compared to the same period last year.
◦In the financial services segment, Income from operations was $5.9 million, a 268.8% increase from $1.6 million in the prior year period. The prior year quarter ended at the onset of the novel coronavirus COVID-19 ("COVID-19") pandemic, resulting in non-cash valuation adjustments, including increased loan loss reserves, which lowered results. These have since recovered in the current fiscal quarter, and we recognized greater gains on marketable equity investments. This is partially offset by increased weather-related insurance claims, mainly the result of the deep freeze that occurred in Texas in February 2021, which met the Company's reinsurance retention limit.
•Income before income taxes was $29.7 million, a 118.4% increase from $13.6 million in the prior year period. Income before income taxes includes $2.1 million of unrealized gains on corporate equity investments compared to $2.1 million of unrealized losses in the same quarter last year.
•Income taxes totaled $4.5 million, resulting in an effective tax rate of 15.2% compared to $1.6 million and an effective tax rate of 12.0% in the prior year period. The higher effective tax rate in the current year period primarily relates to higher income, partially offset by greater tax benefits from stock option exercises.
•Net income was $25.2 million compared to $12.0 million in the prior year period, a 110.0% increase. Diluted net income per share was $2.71 versus $1.29 in the comparable period last year.

During each quarterly period, items ancillary to our core operations had the following impact on the results:

	Three Months Ended
(in millions)	April 3, 2021	March 28, 2020
Net revenue
Unrealized gains (losses) on equity investments in financial services segment	$0.6	$(2.0)
Cost of sales
Financial services segment non-cash valuation adjustments from economic conditions stemming from the COVID-19 pandemic and subsequent recovery	0.7	(2.1)
Selling, general and administrative expenses
Director and Officer ("D&O") insurance premium amortization	—	(2.1)
Legal and other expenses related to the Company's response to the SEC inquiry, net	(1.4)	(0.4)
Charges related to Company paid time off policy enhancements, which resulted in additional related accruals	(2.1)	—
Severance expense for the Company's former CFO	(1.3)	—
Other income
Unrealized gains (losses) on corporate equity investments	2.1	(2.1)
Income tax expense
Tax benefits from stock option exercises	2.2	1.7
Twelve months ended April 3, 2021 compared to the twelve months ended March 28, 2020
•Net revenue was $1.108 billion, including an extra week in the fiscal period, up 4.3% from $1.062 billion in the prior fiscal year.
◦Factory-built housing Net revenue increased 3.9%, or $38.7 million, to $1.038 billion compared to $999.3 million in the prior year. The increase was primarily due to 10.3% higher average home selling prices and a shift toward more multi-section homes, partially offset by 5.9% lower home sales volume compared to the same period last year.
◦Financial services segment Net revenue increased 12.5%, or $7.8 million, to $70.2 million compared to $62.4 million in the prior year. The current year includes $2.9 million of unrealized gains on marketable equity investments compared to $1.4 million in unrealized losses in the prior year. In addition, a higher volume of home loan sales and more insurance policies in force favorably impacted the current year compared to the prior year, partially offset by lower interest income earned on the acquired consumer loan portfolios that continue to amortize as expected.
•Income from operations was $88.8 million, a 4.6% increase from $84.9 million in the prior year period.
◦In the factory-built housing segment, Income from operations was $69.1 million, a 1.5% increase from $68.1 million in the prior year period as gross profit increased from higher home sales prices and a shift toward more multi-section homes during the period, partially offset by lower home sales volumes. Additionally, we recorded net expenses of $1.5 million and $4.2 million related to the SEC inquiry and additional D&O insurance premium amortization, respectively, in fiscal year 2021, compared to $2.9 million and $8.4 million, respectively, in the prior year. These benefits were partially offset by charges related to paid time off policy enhancements and severance expense related to the Company's former CFO.

◦In the financial services segment, Income from operations was $19.7 million, a 17.3% increase from $16.8 million in the prior year period. Higher weather-related claims this year were offset by greater gains on marketable equity securities and favorable non-cash valuation adjustments, including improved loan loss reserves.
•Income before income taxes increased 4.2% to $96.9 million as compared to $93.0 million in the prior year. The improvement was primarily from higher factory-built housing gross profit and improved earnings in the financial services segment. Income before income taxes includes $4.5 million of unrealized gains on corporate equity investments compared to $0.7 million of unrealized losses in the same period last year.
•Net income was $76.6 million, up 2.0% from net income of $75.1 million in the prior year. Diluted net income per share was $8.25 versus $8.10 in the prior year.
During each annual period, items ancillary to our core operations had the following impact on the results:

	Year Ended
(in millions)	April 3, 2021	March 28, 2020
Net revenue
Unrealized gains (losses) on equity investments in financial services segment	$2.9	$(1.4)
Cost of sales
Financial services segment non-cash valuation adjustments from economic conditions stemming from the COVID-19 pandemic and subsequent recovery	1.7	(2.1)
Selling, general and administrative expenses
D&O insurance premium amortization	(4.2)	(8.4)
Legal and other expenses related to the Company's response to the SEC inquiry, net	(1.5)	(2.9)
Charges related to Company paid time off policy enhancements, which resulted in additional related accruals	(2.1)	—
Severance expense for the Company's former CFO	(1.3)	—
Other income
Unrealized gains (losses) on corporate equity investments	4.5	(0.7)
Gain on sale of idle land	—	3.4
Income tax expense
Tax benefits from stock option exercises	2.7	3.0
Commenting on the quarter and year, Bill Boor, President and Chief Executive Officer said, "This fiscal year started with unprecedented disruption and uncertainty due to the COVID-19 pandemic. In the face of that uncertainty, teams across Cavco resolved to continue safe operations for the benefit of our customers and employees. Our strong results are a direct reflection of our co-workers' resilience and commitment. This dedication was also evident during the Texas freeze in February, where we minimized production downtime, quickly reopened retail stores, continued lending operations, and did an outstanding job taking care of insurance customers in their time of need."
Mr. Boor continued, "Despite ongoing labor and supply challenges, we've been able to steadily improve manufacturing throughput throughout the year. Continued extraordinary demand and excessively long lead times for our customers keep us singularly focused on improving production rates. In that regard, we are very happy to have announced the addition of our new park model facility in Glendale, Arizona, which will start production later this year. This investment in capacity will allow us to better serve our park model customers while also freeing up production capacity at other facilities. Continued expansion of throughput and capacity is our priority."

Business Update on the COVID-19 Pandemic
In March 2020, the World Health Organization declared COVID-19 a global pandemic. As our business was considered essential, we continued to operate substantially all of our homebuilding and retail sales facilities while working to follow COVID-19 health guidelines. We minimized exposure and transmission risks by implementing enhanced facility cleaning, social distancing and related protocols while continuing to serve our customers. Operational efficiencies have declined due to higher and largely unpredictable factory employee absenteeism, hiring challenges and building material supply shortages. Accordingly, our total average factory capacity utilization rate was approximately 75% during the fourth fiscal quarter of 2021, lower than pre-pandemic levels of more than 80%.
Sales order activity remained exceptionally strong during the fourth fiscal quarter of 2021 to the point where home sales order rates were nearly 50% higher than the comparable prior year quarter and 40% higher for the year. Increased order volume is the result of a higher number of well-qualified home buyers making purchase decisions, supported by reduced home loan interest rates. Increased orders outpaced production during the quarter, raising order backlogs to $603 million at April 3, 2021, compared to $124 million at March 28, 2020 and $472 million at December 26, 2020.
Conference Call Details
Cavco's management will hold a conference call to review these results tomorrow, May 27, 2021, at 1:00 PM (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at https://investor.cavco.com or via telephone at + 1 (844) 348-1686 (domestic) or + 1 (213) 358-0891 (international). An archive of the webcast and presentation will be available for 60 days at https://investor.cavco.com.
About Cavco
Cavco Industries, Inc., headquartered in Phoenix, Arizona, designs and produces factory-built housing products primarily distributed through a network of independent and Company-owned retailers. The Company is one of the largest producers of manufactured homes in the United States, based on reported wholesale shipments, marketed under a variety of brand names including Cavco, Fleetwood, Palm Harbor, Fairmont, Friendship, Chariot Eagle and Destiny. The Company is also a leading producer of park model RVs, vacation cabins and systems-built commercial structures, as well as modular homes built primarily under the Nationwide Homes brand. Cavco's finance subsidiary, CountryPlace Mortgage, is an approved Fannie Mae and Freddie Mac seller/servicer and a Ginnie Mae mortgage-backed securities issuer that offers conforming mortgages, non-conforming mortgages and home-only loans to purchasers of factory-built homes. Our insurance subsidiary, Standard Casualty, provides property and casualty insurance to owners of manufactured homes.

Forward-Looking Statements

Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing and site-built housing industries; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to: the impact of local or national emergencies including the COVID-19 pandemic, including such impacts from state and federal regulatory action that restricts our ability to operate our business in the ordinary course and impacts on (i) customer demand and the availability of financing for our products, (ii) our supply chain and the availability of raw materials for the manufacture of our products, (iii) the availability of labor and the health and safety of our workforce and (iv) our liquidity and access to the capital markets; our ability to successfully integrate past acquisitions or future acquisitions and the ability to attain the anticipated benefits of such acquisitions; the risk that any past or future acquisition may adversely impact our liquidity; involvement in vertically integrated lines of business, including manufactured housing consumer finance, commercial finance and insurance; information technology failures or cyber incidents; curtailment of available financing from home-only lenders; availability of wholesale financing and limited floor plan lenders; our participation in certain wholesale and retail financing programs for the purchase of our products by industry distributors and consumers, which may expose us to additional risk of credit loss; significant warranty and construction defect claims; our contingent repurchase obligations related to wholesale financing; market forces and housing demand fluctuations; net losses were incurred in certain prior periods and our ability to generate income in the future; a write-off of all or part of our goodwill; the cyclical and seasonal nature of our business; limitations on our ability to raise capital; competition; our ability to maintain relationships with independent distributors; our business and operations being concentrated in certain geographic regions; labor shortages and the pricing and availability of raw materials; unfavorable zoning ordinances; loss of any of our executive officers; organizational document provisions delaying or making a change in control more difficult; volatility of stock price; general deterioration in economic conditions and turmoil in the credit markets; governmental and regulatory disruption, including federal government shutdowns; extensive regulation affecting manufactured housing; potential financial impact on the Company from the subpoenas we received from the SEC and its ongoing investigation, including the risk of potential litigation or regulatory action, and costs and expenses arising from the SEC subpoenas and investigation and the events described in or covered by the SEC subpoenas and investigation, which include the Company's indemnification obligations and insurance costs regarding such matters, and potential reputational damage that the Company may suffer; and losses not covered by our director and officer insurance, which may be large, adversely impacting financial performance; together with all of the other risks described in our filings with the SEC. Readers are specifically referred to the Risk Factors described in Item 1A of the 2020 Form 10-K, as may be amended from time to time, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise. Investors should not place undue reliance on any such forward-looking statements.

CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	April 3, 2021	March 28, 2020
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$322,279	$241,826
Restricted cash, current	16,693	13,446
Accounts receivable, net	47,396	42,800
Short-term investments	19,496	14,582
Current portion of consumer loans receivable, net	37,690	32,376
Current portion of commercial loans receivable, net	14,568	14,657
Current portion of commercial loans receivable from affiliates, net	4,664	766
Inventories	131,234	113,535
Prepaid expenses and other current assets	57,779	42,197
Total current assets	651,799	516,185
Restricted cash	335	335
Investments	35,010	31,557
Consumer loans receivable, net	37,108	49,928
Commercial loans receivable, net	20,281	23,685
Commercial loans receivable from affiliate, net	4,801	7,457
Property, plant and equipment, net	96,794	77,190
Goodwill	75,090	75,090
Other intangibles, net	14,363	15,110
Operating lease right-of-use assets	16,252	13,894
Total assets	$951,833	$810,431
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$32,120	$29,924
Accrued expenses and other current liabilities	203,133	139,930
Current portion of secured credit facilities and other	1,851	2,248
Total current liabilities	237,104	172,102
Operating lease liabilities	13,361	10,743
Secured credit facilities and other	10,335	12,705
Deferred income taxes	7,393	7,295
Stockholders' equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common stock, $0.01 par value; 40,000,000 shares authorized; Issued 9,241,256 and 9,173,242 shares, respectively	92	92
Treasury stock, at cost; 6,600 shares as of April 3, 2021, No shares as of March 28, 2020	(1,441)	—
Additional paid-in capital	253,835	252,260
Retained earnings	431,057	355,144
Accumulated other comprehensive income	97	90
Total stockholders' equity	683,640	607,586
Total liabilities and stockholders' equity	$951,833	$810,431

CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	April 3, 2021	March 28, 2020	April 3, 2021	March 28, 2020
Net revenue	$306,502	$255,335	$1,108,051	$1,061,774
Cost of sales	235,627	203,437	869,074	831,256
Gross profit	70,875	51,898	238,977	230,518
Selling, general and administrative expenses	43,962	37,420	150,152	145,611
Income from operations	26,913	14,478	88,825	84,907
Interest expense	(171)	(217)	(738)	(1,495)
Other income (expense), net	3,004	(631)	8,825	9,567
Income before income taxes	29,746	13,630	96,912	92,979
Income tax expense	(4,524)	(1,629)	(20,266)	(17,913)
Net income	$25,222	$12,001	$76,646	$75,066

Net income per share:
Basic	$2.74	$1.31	$8.34	$8.22
Diluted	$2.71	$1.29	$8.25	$8.10
Weighted average shares outstanding:
Basic	9,207,842	9,158,287	9,189,052	9,129,639
Diluted	9,315,930	9,297,964	9,293,134	9,268,784

CAVCO INDUSTRIES, INC.
OTHER OPERATING DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	April 3, 2021	March 28, 2020	April 3, 2021	March 28, 2020
Net revenue:
Factory-built housing	$288,010	$240,776	$1,037,889	$999,340
Financial services	18,492	14,559	70,162	62,434
Total net revenue	$306,502	$255,335	$1,108,051	$1,061,774

Gross profit:
Factory-built housing	$59,426	$45,677	$199,604	$195,244
Financial services	11,449	6,221	39,373	35,274
Total gross profit	$70,875	$51,898	$238,977	$230,518

Income from operations:
Factory-built housing	$20,965	$12,851	$69,106	$68,070
Financial services	5,948	1,627	19,719	16,837
Total income from operations	$26,913	$14,478	$88,825	$84,907

Capital expenditures	$19,721	$7,853	$25,537	$14,340
Depreciation	$1,402	$1,388	$5,577	$5,177
Amortization of other intangibles	$187	$187	$747	$606

Total factory-built homes sold	3,835	3,647	14,214	15,100

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